Exhibit 3.7

ARTICLES OF AMENDMENT

ARTICLES OF INCORPORATION OF

PCS EDVENTURES!, INC.

Pursuant to Section 30-29-1006 of the Idaho Business Corporation Act (the “Idaho Act”), PCS Edventures!, Inc. (the “Corporation”), effective on the later of the filing of these Articles of Amendment (the “Articles of Amendment”) with the Office of the Secretary of State of Idaho, and, the issuance of a new CUSIP Number by CUSIP GLOBAL SERVICES, along with the declaration by the Financial Industry Regulatory Authority (“FINRA”) of a record date for the Articles of Amendment and the one (1) for twelve (12) reverse split (the “Reverse Split”), which is outlined below in a resolution of the Board of Directors of the Corporation and which is an integral part of the Articles of Amendment (the “Reverse Split Effective Date”), herby adopts the following Articles of Amendment to the Corporation’s Articles of Incorporation:

ARTICLE 5

5.1 COMMON STOCK. This Corporation is authorized to issue two (2) classes of stock designated, respectively, “Preferred Stock” and “Common Stock.” This Corporation is authorized to issue a total of Thirty-Two Million (32,000,000) shares (without par value) consisting of Twenty Million (20,000,000) shares of Preferred Stock, and Twelve Million (12,000,000) shares of Common Stock. Each outstanding share of Common Stock shall be entitled to one (1) vote on each matter submitted to a vote in a meeting of Shareholders. Votes may not be cumulative. Holders of Common Stock shall have no preemptive rights.

RESOLVED, that the issued and outstanding shares of Common Stock of the Corporation shall be subject to the foregoing Reverse Split, with all fractional shares being rounded to the nearest whole share on a stockholder of record basis.

All other provisions of the Corporation’s Articles of Incorporation remain in effect and are not amended hereby.

The undersigned certifies that the foregoing Articles of Amendment were approved by the Shareholders of the Corporation by a majority vote of the outstanding shares of Common Stock at a Special Meeting of Shareholders duly called and held in accordance with the provisions of Article II, Section 2, of the Third Amended Bylaws of the Corporation; and where a quorum of Shareholders was present and voted in favor of the Articles of Amendment and the Reverse Split, on April 20, 2026, in the manner required by the Idaho Business Corporation Act and by the Amendment to Articles of Incorporation of the Corporation.

DATED this 20th day of April, 2026.

/s/ Michael J. Bledsoe
Michael J. Bledsoe, President,
Principal Financial Officer and a Director